Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserve reports and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2021 and December 31, 2020, included in or made part of the registration statements (No. 333-259668) on Form S-3 and (No. 333-228663) on Form S-8 of Sitio Royalties Corp. (formerly known as Falcon Minerals Corporation), including any amendments thereto (the “Registration Statements”), which appears in this Current Report on Form 8-K of Sitio Royalties Corp.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm

/s/ J. Zane Meekins
J. Zane Meekins, P. E.
Executive Vice President

Fort Worth, Texas

June 10, 2022